Exhibit 5.1

February 3, 2020

Board of Directors

Investview, Inc.

234 Industrial Way West, Suite A202

Eatontown, NJ 07724

Re:	Investview, Inc.

Dear Directors:

We have been engaged by Investview, Inc. (the “Company”), a Nevada corporation, in connection with the registration statement on Form S-8 (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), as to the offering by the Company of 100,000,000 shares (the “Plan Shares”) of the Company’s common stock, $0.001 par value per share (“Common Stock”) that may be issued pursuant to the Company’s 2020 Incentive Plan (the “Plan”).

You have requested our opinion with respect to the matters set forth below.

We are familiar with the Company’s Articles of Incorporation, as amended, its By-laws, as amended and in the form appearing in the Company’s minute books, and the records of meetings and consents of its board of directors and committees thereof and of its stockholders provided to us by the Company. In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers, and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

We express no opinion as to the laws of any state or jurisdiction other than the Nevada Revised Statutes (including applicable provisions of the Nevada Constitution and reported judicial decisions interpreting such law and constitution) and the federal laws of the United States of America.

Based upon and subject to the foregoing, it is our opinion that:

1. The issuance, offer, and sale of the Plan Shares, as described in the Registration Statement, have been duly authorized by all necessary corporate action on the part of the Company.

2. The Plan Shares, when issued, sold, and delivered in the manner and for the consideration set forth in the Prospectus, will be validly issued, fully paid, and nonassessable.

170 S Main Street, Suite 1000 │ Salt Lake City, UT 84101│T 801.924.4124

michaelbest.com

Board of Directors

Investview, Inc.

February 3, 2020

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

This opinion letter is given as of the date hereof, and we express no opinion as to the effect of subsequent events or changes in law occurring or becoming effective after the date hereof. We assume no obligation to update this opinion letter or otherwise advise you with respect to any facts or circumstances or changes in law that may hereafter occur or come to our attention (even though the change may affect the legal conclusions stated in this opinion letter).

Very truly yours,

/s/ Michael Best & Friedrich LLP
Michael Best & Friedrich LLP

cc: Investview, Inc.